EXHIBIT 99.5


                            STOCK PURCHASE AGREEMENT


            This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 3, 2005, by and among FORMAN CAPITAL MANAGEMENT, LLC ("FCM") and PETER A. FORMAN, as sellers (collectively, the "Sellers"), and BARINGTON COMPANIES EQUITY PARTNERS, L.P. ("Barington"), STARBOARD VALUE & OPPORTUNITY FUND, LLC AND PARCHE, LLC, as purchasers (collectively, the "Purchasers").

                               W I T N E S S E T H

            WHEREAS, the Sellers desire to sell, and the Purchasers desires to buy, all of the Shares (as hereinafter defined) at the Purchase Price (as hereinafter defined) upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

            "Affiliate" shall mean, with respect to any Person, a Person which, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that neither the Company nor any of the Sellers shall be deemed to be an Affiliate of any Purchaser or of any Purchaser's Affiliates. As used in the immediately preceding sentence, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Claim" shall having the meaning set forth in Section 4.1 of this Agreement.

            "Company" shall mean Register.com, Inc., a Delaware corporation.

            "Common Stock" shall mean the common stock, par value $.0001 per share, of the Company.

            "Person" shall mean and include any individual, partnership, joint venture, corporation, trust, unincorporated organization or association or any other entity or association of any kind and any governmental authority.

            "Purchase Price" shall mean $10,500,000, in cash.

            "Related Person" shall have the meaning set forth in Section 4.1 of this Agreement.

            "Settlement Date" shall mean June 8, 2005, the third business day after the date of this Agreement.

            "Shares" shall have the meaning set forth in Section 2.1 of this Agreement.

                                   ARTICLE II
                                   ----------

                       SALE OF SHARES AND TERMS OF PAYMENT
                       -----------------------------------

            2.1 Purchase and Sale of the Shares. Simultaneously with the execution and delivery of this Agreement, Sellers agree to sell, assign and transfer to the Purchasers 1,500,000 shares of Common Stock (the "Shares"), free and clear of all liens, security interests, claims, charges and encumbrances and restrictions of any kind ("Liens") (other than restrictions on the transfer of the Shares arising under applicable Federal or state securities laws), and the Purchasers, jointly and severally, agree to purchase the Shares for an amount in cash equal to the Purchase Price. On the Settlement Date, (i) the Sellers shall deliver to the Purchasers the Shares free and clear of all Liens and (ii) the Purchasers shall deliver to the Sellers the Purchase Price by wire transfer in US dollars in immediately available funds. Sellers shall provide the Purchasers with wire instructions at least one business day prior to the Settlement Date. Purchasers shall provide Sellers with a Schedule setting forth the allocation of the Shares to be purchased by each Purchaser, or any designee of a Purchaser, at least one business day prior to the Settlement Date and Sellers shall instruct the transfer agent for the Company to transfer the Shares in accordance with such allocation.

                                   ARTICLE III
                                   -----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

            3.1 Representations and Warranties of the Sellers. The Sellers, jointly and severally, hereby represent and warrant to the Purchasers that the statements set forth below are true and correct on the date hereof and shall be true and correct on the Settlement Date:

                 (a) Capacity; Binding Effect. Sellers have full legal capacity, right, power and authority to enter into, deliver and perform their obligations under this Agreement, and this Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all limited liability action on the part of FCM.

                 (b) Title, Etc. Sellers are the beneficial owners of and have good and marketable title to the Shares free and clear of all Liens, other than any restrictions on transfer arising under applicable Federal or state securities laws. Sellers have no legal or contractual obligation, absolute or contingent, to any Person to sell or otherwise transfer or dispose of any of such Shares, or to grant any Lien thereon or with respect thereto, and Sellers have not entered

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into any agreement, arrangement or understanding with respect thereto or appointed or granted any proxy with respect to the Shares.

            3.2 Representations and Warranties of the Purchasers. The Purchasers, jointly and severally, hereby represent and warrant to the Sellers that the statements set forth below are true and correct on the date hereof and shall be true and correct on the Settlement Date:

                 (a) Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or partnership action, as the case may be, on the part of each Purchaser. This Agreement has been duly executed and delivered by each Purchaser and is a valid and binding obligation of each Purchaser, enforceable against it in accordance with its terms.

                 (b) Requisite Power. Each Purchaser has all requisite corporate, limited liability company or partnership action, as the case may be, to execute and deliver this Agreement and to perform fully its obligations hereunder.

                 (c) Obligations under Article IV. Each Purchaser hereby confirms that each of its Affiliates has duly authorized and has the taken all requisite action in order to perform fully their respective obligations under
Article IV of this Agreement.

                 (d) Ownership. To the best knowledge of Barington, after giving effect to the purchase and sale of the Shares to the Purchasers pursuant to
Article II of this Agreement, Barington, together with all other parties whose ownership of shares of Common Stock would be required to be included in a
Schedule 13-D filed by or on behalf of Barington or any of its Affiliates, could not beneficially own in excess of an additional 30,000 shares of Common Stock without owning, in the aggregate, 15% or more of the outstanding shares of Common Stock, based upon the number of shares of Common Stock reported by the Company to be outstanding in its last quarterly filing with the Securities and Exchange Commission.

                                   ARTICLE IV
                                   ----------

                                     RELEASE
                                     -------

            4.1 Release of Sellers. Each Purchaser expressly releases, and hereby confirms and represents that each of its Affiliates hereby releases, fully and finally, the Sellers and each of their respective Affiliates, family members, heirs, executors, administrators, attorneys and other representatives, successors and assigns (each such Person, a "Related Person") from all manner of claims, causes of action, suits, demands, debts, sums of money, accounts, covenants, contracts, controversies, agreements and promises on its part of any kind whatsoever, known or unknown, suspected or unsuspected, direct, indirect or contingent, in law or in equity (collectively, "Claims"), arising at any time prior to the Settlement Date, which result from or arise out of the formation, capitalization, financing, management or operations of the Company or any of its subsidiaries or Affiliates, or any action by or omission of any Seller or any Related Person in connection therewith; provided, however, that this release does not relate to nor does it release any Seller from any of its obligations under this Agreement or any of the transactions contemplated hereby.

            4.2 Claims of the Company. Each Purchaser hereby agrees that it will, and hereby confirms and represents that each of its Affiliates agrees that such Person will, not seek to cause the Company to pursue any Claim against any Seller or any Related Person to the extent that such Claims cover any of the matters subject to the release set forth in Section 4.1 of this Agreement, subject, however, to the obligation of any such Person to comply with its fiduciary duties as a member of the board of directors of the Company.

                                    ARTICLE V
                                    ---------

                                  MISCELLANEOUS
                                  -------------

            5.1 Fees, Costs and Expenses. Each of the parties hereto will pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any amendments or supplements to or modifications thereof.

            5.2 Binding Effect; Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in this Section 5.2 and Article IV hereof, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties hereto. Either Seller may assign the right to receive payment for such Seller's portion of the Shares as provided for herein to any other Person. This Agreement sets forth the entire agreement and understanding among the parties hereto as to the subject matter hereof and thereof and merge and supersede all prior discussions, agreements and understandings of any and every nature between them with respect to such subject matter.

            5.3 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given, unless approved in writing by the parties hereto.

            5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might be applicable under principles of conflicts of law.

            5.5 No Implied Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no party's failure to exercise or delay in exercising any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times. 5.6 Further Assurances. From and after the date hereof, each party hereto shall cooperate and take such actions as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

            5.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

            5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same instrument.


                           [signature page to follow]

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       PURCHASERS:
                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By:  Barington Companies Investors,
                                       LLC, its general partner


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Jeffrey C. Smith
                                          --------------------------------------
                                       Name:  Jeffrey C. Smith
                                       Title: Authorized Signatory


                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                       By: Admiral Advisors, LLC, its
                                           managing member


                                       By: /s/ Jeffrey C. Smith
                                          -------------------------------------
                                       Name:  Jeffrey C. Smith
                                       Title: Authorized Signatory



                                       SELLERS:
                                       FORMAN CAPITAL MANAGEMENT, LLC
                                       By:  Peter A. Forman,
                                            Managing Member


                                       By: /s/ Peter A. Forman
                                         --------------------------------------

                                        /s/ Peter A. Forman
                                       ----------------------------------------
                                       PETER A. FORMAN